AMENDMENT TO THE
MANAGED PORTFOLIO SERIES
FUND TRANSFER AGENT SERVICING AGREEMENT

THIS AMENDMENT dated as of the 12th day of July, 2018, to the Fund Transfer Agent Servicing Agreement dated as of April 6, 2011, as amended (the “Agreement”), is entered into by and between MANAGED PORTFOLIO SERIES, a Delaware statutory trust (the “Trust”) and U.S. BANCORP FUND SERVICES, LLC, a Wisconsin limited liability company (“USBFS”).

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the parties desire to amend the series of the Trust to add the following funds:

Olstein All Cap Value Fund
Olstein Strategic Opportunities Fund

WHEREAS, Section 12 of the Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree to amend the Agreement and add the following series of Managed Portfolio Series:

Exhibit AA is hereby added and attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

MANAGED PORTFOLIO SERIES	U.S. BANCORP FUND SERVICES, LLC

By: /s/ James R. Arnold	By: /s/ Anita M. Zagrodnik

Name: James R. Arnold	Name: Anita M. Zagrodnik

Title: President	Title: Senior Vice President

 Exhibit AA to the Managed Portfolio Series Fund Transfer Agent Servicing Agreement

Transfer Agent, Shareholder & Account Services Fee Schedule

Annual Fee Based Upon Average Total Assets of the Fund Complex*

[…] basis points on the first $[…] million
[…] basis points on the next $[…] billion
[…] basis point on the balance

Minimum Annual Fee: $[…] /fund plus $[…] /additional class

Included in Annual Basis Point Fee (Based on services and expenses in effect prior to the effective date of the reorganization of the Funds into the Managed Portfolio Services Trust):

•
Miscellaneous fees and expenses such as telephone toll-free lines, mailing, sorting and postage, stationery, envelopes, service/data conversion, AML verification services, record retention, lost shareholder search, disaster recovery charges, ACH fees, Fed wire charges, NSCC activity charges, DST charges, shareholder/dealer print out (daily confirms, investor confirms, tax, check printing and writing and commissions), voice response (VRU) maintenance and development omnibus conversions, FATCA and other compliance mailings, electronic document archiving, Fan Web, cost basis reporting, dealer reclaim services, literature fulfillment , CUSIP setup

*Excluded from Annual Basis Point Fee

•	MARS Sales Reporting & Compliance Service, as noted in the standard fee schedule below.

To the extent that changes to applicable laws, rules or regulations require additional work or expenses related to services provided as noted above  (e.g., compliance with new liquidity risk management and SEC Modernization reporting requirements, etc.), additional fees may apply. Charges for extraordinary expenses or services added after the date of the agreement may be charged at the current rate, or as mutually agreed upon.

MARS Sales Reporting & Compliance Services

Standard MARS Version 8i Implementation Cost
▪	$[…] – $[…] MARS Sales Reporting Module, CRM Module or 22c-2 Compliance Module (Includes up to one year of DST/TA2000 data)
Standard MARS Version 8i Products & Services (Monthly fees)

▪	$[…] – $[…] MARS Sales & Compliance Reporting (Includes 5 Sales & 5 Compliance Users)
▪	$[…] – $[…] MARS Sales Reporting (Includes 5 Sales Users)
▪	$[…] – $[…] MARS 22c-2 Compliance (Includes 5 Compliance Users)
▪	$[…] – $[…] – Enhanced Services*
Includes up to […] hours per month of support services. Basic support includes file import assistance, data scrubbing (cleaning of firm, office and rep information), database query requests, compliance report monitoring/review/analysis, and business requirement analysis. Additional Enhanced Services support can be negotiated.

Standard Version 8i System Setup & Implementation Costs (One-time fee)
▪	$[…] – SalesForce.com Integration
▪	$[…] – Custom Data Interface
▪	$[…] – OmniSERV Setup
▪	$[…] – Standard Interface
▪	$[…] – Additional OmniSERV Interface

MARS Sales Reporting & Compliance Services (Continued)

Standard Version 8i Licenses (Monthly Fee Per User)
▪	$[…] – Sales Reporting
▪	$[…] – 22c-2 Compliance
▪	$[…] – CRM
▪	$[…] – SFDC
Standard Version 8i Products & Services (Monthly Fee)
▪	$[…] – OmniSERV
▪	$[…] – Daily Transaction Load from Sales Portal
▪	$[…] – Monthly Asset Load from Sales Portal
▪	$[…] – SalesForce.com

Additional Version 8i Products & Services (Quoted Separately)
Albridge Analytics, CFG Fulfillment, Customer/Account Module, Document Management, Exact Target, iPad/iPhone, Mapping Integration, Merrill Lynch (Compliance Only), NSCC DTT Data Line, Profiling, and RIA Monthly Load.

MARS Lite Implementation Cost – Eligibility Based on AUM and Transaction Size
▪	$[…] – MARS Lite Base Sales Reporting Only (Includes up to one year of DST/TA2000 data)
MARS Lite Products & Services (Monthly fees based on AUM)
▪	$[…] /month (AUM $0 – $99,999,999.99)
▪	$[…] /month (AUM $100,00,000 – $249,999,999.99)
▪	$[…] /month (AUM $250,000,000 – $399,999,999.99)
▪	$[…] /month (AUM $400,000,000 – $499,999,999.99)
Once an AUM of $500,000,000 has been reached, additional fees will be negotiated. After an AUM range is surpassed, the monthly services fee would not decrease regardless of negative fluctuations.

Includes Enhanced Services up to […] hours per month of support services. Basic support includes file import assistance, data scrubbing (cleaning of firm, office and rep information), database query requests and business requirements analysis.

Base includes initial three dealer interfaces. Each additional interface is $[…] per month.
Storage allocation includes initial 10GB of data. Each additional 1GB of storage space is $[…] per month.
No CRM real-time integration. No system access.

Additional MARS Lite System Setup & Implementation Costs (One-time fee)
▪	$[…] – Custom Data Interface
▪	$[…] – Standard Interface
▪	$[…] – OmniSERV Interface

Any System Upgrades & Enhancements (Quoted separately through a Statement of Work)

MARS Training
▪	$[…] /day plus travel and out-of-pocket expenses.
** Any additional costs that may be charged by intermediaries/NSCC for data fees are not included.
Transfer Agent & Shareholder Services

Advisor’s Signature below acknowledges approval of the fee schedules on this Exhibit AA.

Olstein Capital Management, L.P.

By:  /s/ Michael Luper

Printed Name: Michael Luper

Title: Senior Executive Vice President   Date:  7/11/2018